Exhibit 99.1

American Spectrum Realty Enters into Contracts for Third Party Management and Leasing for Nine Properties

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, stated today that American Spectrum Realty Management, Inc., its wholly-owned subsidiary, had entered into contracts for third party management and leasing for nine properties currently owned by Option 1 Realty. The nine retail properties owned by Option 1 Realty total 748,186 square feet and are located in Texas and Arizona. It also recently entered into a contract for third party management and leasing for an office/retail property owned by DTN Holdings, LLC, which consists of 60,000 square feet and is located in Katy, Texas.

Three of the nine properties owned by Option 1 Realty consisting of 246,515 square feet are completed and six of the nine properties consisting of 501,671 square feet are currently under construction. Eight properties are located in Texas (six in the Houston area) and one is located in Arizona. The contracts with Option 1 Realty are for a one-year term and can be terminated by either party upon 60 days notice.

American Spectrum Realty Management, Inc. will also assume contracts for third party management and leasing for 121,350 square feet of retail and 136,812 square feet of residential subject to lender approval, which consists of three retail centers and two residential complexes, all of which are completed and currently owned by Option 1 Realty.

The third party property management and leasing program was started to generate additional income without the heavy capital cost for acquisitions. Currently American Spectrum Realty Management, Inc. leases approximately 1.2 million square feet of office, retail and industrial projects for third parties, including the recent contracts mentioned above. American Spectrum Realty Management, Inc. plans to continue to aggressively pursue third party management and leasing opportunities in its core market of California, Texas and Arizona

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200